Exhibit 19.1
Steelcase Inc. Policy on Insider Trading
Overview
It is the policy of Steelcase Inc. (the "Company") that any director, officer, employee or business associate (such as a dealer, supplier, consultant or professional service provider) and members of their household (meaning anyone who lives in the same residence) with knowledge of any material non-public information relating to the Company are prohibited from buying or selling securities of the Company or engaging in any other action to take advantage of, or pass on to others, such information. This policy also applies to information relating to any other company, including our customers or suppliers, obtained while working for Steelcase. Additional restrictions on trading Company securities apply to directors and executive officers, as set forth in the Addendum to this policy.
Transactions Subject to This Policy
This policy applies to transactions in common stock, preferred stock, bonds and other debt securities, options to purchase common stock, convertible debentures and warrants, as well as derivative securities whether or not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities.
Material Information
Material information is any information that could affect the price of the Company's stock or might be significant to a reasonable investor's decision to buy, sell or hold stock, even if it would not alone determine that investor's decision.
Examples of information that could be regarded as material include:
•earnings or losses,
•financial forecasts, projections or predictions,
•sales volume or trends,
•news of a pending or proposed merger, acquisition or tender offer,
•news of a significant sale of assets or the disposition of a subsidiary,
•changes in dividend policies, declaration of a stock split or offering of additional securities,
•significant changes in management,
•significant business developments,
•significant write-downs of assets or additions to reserves or contingent liabilities,
•significant litigation or governmental investigations,
•significant cybersecurity incidents,
•significant new ventures,
•new product developments, or
•the gain or loss of a substantial customer or supplier.
Either positive or negative information may be material. The above are examples only and not a complete listing of everything that could be considered material.
When Information is Public
Information is non-public until a reasonable time has passed for the general public to digest the information after its disclosure by means of national press releases or through a filing with the

Securities and Exchange Commission. As a general rule, information can be considered public on the third business day after it has been broadly disseminated in the manner described above. For example, if the information is published on a Monday, it can be considered public on Thursday of that week (unless a U.S. federal holiday falls within that timeframe).
Blackouts
In order to avoid any possible insider trading implications, directors and certain employees are prohibited from making transactions in the Company's securities during certain prescribed periods of time before and after earnings releases, referred to as "blackout periods." These employees include the Company’s executive officers and other employees who have knowledge of or access to quarterly business results before they are made public. These blackout periods begin on the first Friday after the end of the second fiscal month of each fiscal quarter and end at the opening of trading on the New York Stock Exchange on the third business day following the issuance of the Company’s earnings release for the quarter. The Company will inform you if you are subject to the blackout periods.
In addition, from time to time, the Company may inform an individual or group of individuals who are likely to have material non-public information that they are ineligible to trade for a specified period of time. If you receive such a notice, you must suspend trading in the Company’s securities for the period specified and keep the existence of such trading suspension confidential.
Disclosing Information to Others
Information about the Company that is non-public must not be passed on to others (including your relatives and members of your household) without appropriate approval. In addition, you must not disclose any non-public information regarding other companies (such as our customers or suppliers) that you learn while working for the Company. Disclosures of material non-public information could constitute illegal "tipping," and the penalties discussed below also apply in such cases, whether or not you obtain any benefit from actions taken by a person to whom you have provided the information. If you believe that you or others may have disclosed material non-public information, whether inadvertently or otherwise, you must contact Liesl A. Maloney, Vice President, Deputy General Counsel & Assistant Secretary, immediately.
Hedging Transactions
The Company believes it is inappropriate for its directors, officers and employees to engage in transactions in the Company’s stock that could create a conflict of interest. Therefore, the Company’s directors, officers and employees are prohibited from engaging in any hedging transactions with regard to the Company’s stock, including prepaid variable forwards, equity swaps, collars, exchange funds or any other transactions in which the director, officer or employee continues to own the securities without the full risks and rewards of ownership.
Gifts
In certain circumstances, a gift of securities can constitute insider trading. Such would be the case, for example, if a gift was made to a charity when the donor had negative material non-public information and the timing of the transaction maximized the donor’s charitable tax deduction. Equally troubling would be a transaction in which an insider was aware of negative material non-public information about the Company and made a gift of shares to a child or a controlled charitable foundation, and the child or foundation in turn sold the stock before the information was made public. For these reasons, gifts should only be made when you are not subject to a blackout period, if applicable, and when you are not otherwise in possession of material non-public information about the Company. If a gift is to a controlled person (such as a minor) or an entity (such as a trust or foundation), the gift may be made during a blackout period so long as the controlled person or entity can be prohibited from making any trades during a period of time when the donor could not trade. If you are subject to the Addendum to this policy, you must obtain pre-clearance for any gift of Company securities.
Transactions by Household Members and Controlled Entities
These same policy restrictions apply to the members of your household and any other person or entity whose securities trading decisions are influenced or controlled by you, such as a trust or foundation. Please share this policy with them.
Exercise of Options
Purchases made through the exercise of stock options for cash are not subject to blackout restrictions. Purchases made through the exercise of stock options that are effected by any other means (such as cashless exercises) are prohibited during blackout periods and, in the case of directors and executive officers, are subject to pre-clearance. Similarly, the subsequent sale of stock acquired upon exercise of options is subject to both blackout periods and pre-clearance procedures.
Post-Termination Transactions
This policy may apply to transactions in Company securities even after your service with the Company ends. If you are in possession of material non-public information when your service ends, you may not trade in Company securities until that information has become public or is no longer material. If you are subject to a blackout period when your service ends, you may not trade in Company securities until after the end of such blackout period.
Consequences
The consequences of insider trading violations can be severe for the individual, the Company and any of its supervisory personnel who fail to take appropriate steps to prevent illegal trading. Civil penalties include fines of up to three times the profit gained or loss avoided. Criminal penalties include fines up to $5 million and imprisonment for up to 20 years. Additionally, private suits for damages equal to the profit gained or loss avoided may result, and a court order can be issued prohibiting an individual from acting as an officer or a director of a public company. Moreover, if an employee violates this policy or fails to take adequate steps to prevent illegal trading, the Company may take appropriate disciplinary actions, up to and including dismissal for cause.
Company Assistance
Any person who has any questions about specific transactions may obtain additional guidance from Liesl Maloney. Remember, however, the ultimate responsibility for adhering to this policy and avoiding improper transactions is the individual responsibility of each director, officer and employee. It is critical that you use your best judgment.
Addendum to Policy on Insider Trading

This Addendum supplements the Steelcase Inc. Policy on Insider Trading and contains additional requirements and procedures that apply to all directors and executive officers of Steelcase Inc.
Pre-Clearance of Trades
Because directors and executive officers may not trade in Company securities while in possession of material non-public information regarding the Company, you must seek clearance for all proposed purchases or sales of Company securities at least 48 hours in advance from Liesl Maloney and proceed only upon receipt of her clearance. Clearance of a transaction must be re-requested if the transaction order is not placed within 48 hours of obtaining pre-clearance. Pre-clearance will also facilitate the preparation and filing of forms required under Section 16(a) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and compliance with “short swing” profit requirements in connection with stock transactions by or for the benefit of directors or executive officers, as discussed below. Notwithstanding the foregoing, pre-clearance is not required for any trades made pursuant to a Rule 10b5-1 Plan adopted in accordance with the requirements set forth below.
Speculative Transactions
The Company believes it is inappropriate for directors and executive officers to engage in speculative transactions involving Company stock. Accordingly, you should not engage in any of the following activities with respect to securities of the Company:
“Excessive” Trading. At no time should you engage in short-term buying or selling, or a combination or pattern of substantial or continuous buying and selling, of the Company’s stock. Such transactions are typically done with the intention of realizing short-term gains, which is inappropriate for directors and executive officers.
Short Sales. Selling short is the practice of selling more shares than you own, a technique used to speculate on a decline in the stock price. Because it is inherently speculative, selling Company stock short is inappropriate and prohibited for directors and executive officer under Section 16(c) of the Exchange Act.
Buying or Selling Puts or Calls. The only equity security of the Company that may be purchased or sold is the Company’s stock. The purchase or sale of options of any kind involving Company stock, whether puts or calls, is not permitted. A put is a right to sell at a specified price a specific number of shares by a certain date and is utilized in anticipation of a decline in the stock price. A call is a right to buy at a specified price a specified number of shares by a certain date and is utilized in anticipation of a rise in the stock price.

Short Swing Trading
Directors and executive officers must avoid short swing trading. Section 16(b) of the Exchange Act provides that any profit realized by a director or executive officer from any purchase and sale, or any sale and purchase, of the Company's equity securities within any six-month period is recoverable by the Company.
Under Section 16(b), any purchase and any sale occurring within six months may be matched, and any resulting “profits” recoverable by the Company may be wholly theoretical. For example, if a director or executive officer within six months purchases shares for $10,000 and sells them for $9,000, then purchases the same number of shares for $8,000 and sells them for $7,000, they are liable for the

$1,000 difference between the $8,000 purchase and the $9,000 sale, notwithstanding the total net economic loss of $2,000. Liability for profits also can arise from a trade effected prior to becoming a director or executive officer if another trade is made within six months thereafter and at the later time the individual was a director or executive officer.
Under Section 16(b)'s short swing rule, a director or executive officer also may be responsible for transactions by persons related to them (e.g., spouse or minor children), by partnerships of which they are a member or by trusts or other entities that are subject to their control. Accordingly, each director and executive officer should exercise care that such persons or entities refrain from engaging in trades within six months of each other or within six months of any trades by the director or executive officer.
However, some transactions by directors and executive officers are exempted from the Section 16(b) short swing rule. The availability of such exemptions is governed by Rules 16b-1 through 16b-8 under the Exchange Act, the application of which is complex. During pre-clearing, the Company will review whether there have been any trades by the director or executive officer that raise short swing issues. Each director and executive officer is responsible for reporting any trades by spouses, minor children, trusts or other entities controlled by the director or executive officer, etc., that may also raise short swing trading issues.
Securities Pledging
Executive officers are prohibited from purchasing Company securities on margin, borrowing against Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.
Directors are prohibited from purchasing Company securities on margin, borrowing against Company securities in a margin account or otherwise pledging Company securities as collateral for a loan unless (1) the applicable lender has agreed in writing that the securities will not be sold during any trading blackout period applicable to the director and (2) the specific transaction has been approved by the Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee shall consider any such requests for approval at its next meeting or, in those instances where it is not practicable or desirable to wait until the next Committee meeting, the Chair of the Committee may consider the approval of the transaction, subject to ratification by the Committee at its next meeting.
Rule 10b5-1 Plan Guidelines
Notwithstanding the prohibition against insider trading, Rule 10b5-1 under the Exchange Act provides an affirmative defense against insider trading liability under Rule 10b-5 under the Exchange Act. Directors and executive officers can rely on this defense and trade in Company securities, regardless of their awareness of inside information, if the transaction occurs pursuant to a pre-arranged written trading plan (“Rule 10b5-1 Plan”) that was entered into when the person was not in possession of material non-public information and that complies with the requirements of Rule 10b5-1. Directors and executive officers should be aware that the Company will be required to make quarterly disclosures regarding all Rule 10b5-1 Plans entered into, amended or terminated by directors and executive officers, including the material terms of such plans (other than pricing information).
The following requirements apply to all Rule 10b5-1 Plans:

•Prior Approval. A proposed Rule 10b5-1 Plan must be submitted to Liesl Maloney for approval at least five business days prior to the planned entry. In addition, prior approval is required for any amendment or early termination of an effective Rule 10b5-1 Plan.
•Entry into a Plan. A director or executive officer may enter into a Rule 10b5-1 Plan only at a time when they are not in possession of material non-public information regarding the Company or its securities and when a blackout period is not in effect. Each plan must include a representation that, as of the date of adoption of the plan, the individual is not aware of any material non-public information about the Company or its securities, and that the plan is being adopted in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
•Waiting Period. The waiting periods from the time a Rule 10b5-1 Plan is adopted until the time of the first trade under the plan must consist of the later of (i) 90 days after the adoption of the plan, or (ii) the period ending two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted (but in any event, this waiting period is subject to a maximum of 120 days after adoption of the plan).
•Multiple Plans. Generally speaking, an individual entering into a Rule 10b5-1 Plan may have only one plan in place at any time. An exception to this restriction applies for certain separate plans with different brokers that would be treated as a single “plan” such as when a person holds Company securities in multiple brokerage accounts. Additionally, an individual may enter into one later-commencing plan so that the waiting period of the later plan can begin to run while an existing plan is in place, provided that the individual does not early terminate the first plan, in which case a full waiting period from the time of such termination must occur. Individuals may also have an additional plan providing only for eligible sell-to-cover transactions, where the plan provides for sales of securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory stock award.
•Single Transaction. Rule 10b5-1 prohibits more than one plan in any 12-month period that is designed to effect a single transaction. Single transaction plans are generally discouraged.
•Amendments. Amendments to Rule 10b5-1 Plans will be permitted only at a time when: (i) the director or executive officer is not in possession of material non-public information and (ii) a blackout period is not in effect. Furthermore, any amendment relating to the amount, price or timing of the purchase or sale of securities will be subject to the same waiting periods as would be applicable to a new plan, as described above.
•Terminations. Terminating a Rule 10b5-1 Plan (as opposed to allowing the plan to expire in accordance with its provisions) is strongly discouraged because it may call into question whether the plan was entered into and operated in good faith and not as part of a plan or scheme to evade the insider trading rules, which could affect the availability of the Rule 10b5-1 affirmative defense. A Rule 10b5-1 Plan may be terminated only with advance approval of Liesl Maloney.
•Outside Trades. Adoption of a Rule 10b5-1 Plan does not preclude trading outside of the plan that otherwise is in accordance with the Company’s Policy on Insider Trading. However, directors and executive officers should be cognizant of the fact that the Rule 10b5-1 affirmative defense will not apply to such trades outside a Rule 10b5-1 Plan. In addition, under Rule 10b5-1, the director or executive officer may not have further influence over whether, when or how the trades under the plan are made once the plan is put in place, and therefore their trading outside of the plan must not have direct or indirect influence on the trading instructions under the plan. In other words, securities subject to the plan (such as shares underlying unexercised stock options) should not be purchased or sold outside the plan.